Exhibit 99.1

Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Thursday, April 11, 2019

COMMERCE BANCSHARES, INC. REPORTS
FIRST QUARTER EARNINGS PER SHARE OF $.85

Commerce Bancshares, Inc. announced earnings of $.85 per common share for the three months ended March 31, 2019, compared to $.88 per share in the same quarter last year and $.96 per share in the fourth quarter of 2018. Net income attributable to Commerce Bancshares, Inc. for the first quarter of 2019 amounted to $97.1 million, compared to $101.0 million in the first quarter of 2018 and $109.7 million in the prior quarter. For the current quarter, the return on average assets was 1.58%, the return on average common equity was 13.6% and the efficiency ratio was 58.8%.

In announcing these results, John Kemper, Chief Executive Officer, said, “While the U.S. economy remained solid and profits this quarter were strong at our Bank, we experienced only modest growth in average loans, driven mainly by the commercial category. Consumer lending was seasonally lower, especially in auto and consumer credit card loans. Net interest income declined compared to the prior quarter but included several non-recurring items recorded in the prior quarter. Adjusted for these items and income on our inflation bonds, our net yield on earning assets continued to grow, resulting from increased loan yields, while deposit costs grew modestly. Fee income totaled $121.2 million this quarter and reflected year-over-year growth in trust, cash sweep and mortgage banking revenue, but was partly offset by lower net bank card fees. The increase in non-interest expense compared to last year was mainly due to higher salaries and benefits, but included several non-recurring items and reflected a core growth rate of 3.2%."

Mr. Kemper continued, “This quarter net loan charge-offs totaled $11.7 million, compared to $12.1 million in the prior quarter and $10.4 million in the first quarter of 2018, as the overall credit environment remained favorable. The ratio of annualized net loan charge-offs to average loans was .34% in both the current and prior quarters and was .30% in the first quarter of last year. Net loan charge-offs on commercial loans declined $1.1 million from the previous quarter and remained low, while net loan charge-offs on personal banking loans increased $737 thousand to $11.3 million, mostly the result of higher consumer credit card losses. During the current quarter, the provision for loan losses exceeded net loan charge-offs by $750 thousand and totaled $12.5 million. The allowance for loan losses amounted to $160.7 million at March 31, 2019, or 1.14% of period end loans. Non-performing assets totaled $12.9 million this quarter and remained at very low levels."

(more)

Exhibit 99.1

Total assets at March 31, 2019 were $25.0 billion, total loans were $14.1 billion, and total deposits were $20.0 billion. During the quarter, the Company paid a common cash dividend of $.26 per share, representing a 16.1% increase over the rate paid in the fourth quarter of 2018, and paid a 6% cash dividend on its preferred stock. The Company purchased 647,054 of its common shares this quarter.

Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates banking facilities in nine key markets including St. Louis, Kansas City, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City and Denver. The Company also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids.

This financial news release, including management's discussion of first quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at 1000 Walnut Street, Suite 700
Kansas City, MO 64106
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended
(Unaudited) (Dollars in thousands, except per share data)	March 31, 2019	December 31, 2018	March 31, 2018
FINANCIAL SUMMARY
Net interest income	$203,488	$212,220	$192,892
Non-interest income	121,240	133,087	119,690
Total revenue	324,728	345,307	312,582
Investment securities gains (losses), net	(925)	(7,129)	5,410
Provision for loan losses	12,463	12,256	10,396
Non-interest expense	191,425	188,625	182,277
Income before taxes	119,915	137,297	125,319
Income taxes	22,860	26,537	23,258
Non-controlling interest expense (income)	(83)	1,108	1,077
Net income attributable to Commerce Bancshares, Inc.	97,138	109,652	100,984
Preferred stock dividends	2,250	2,250	2,250
Net income available to common shareholders	$94,888	$107,402	$98,734
Earnings per common share:
Net income — basic	$.85	$.96	$.88
Net income — diluted	$.85	$.96	$.88
Effective tax rate	19.05%	19.49%	18.72%
Tax equivalent net interest income	$207,104	$216,281	$196,638
Average total interest earning assets (1)	$23,874,861	$23,974,108	$23,693,350
Diluted wtd. average shares outstanding	110,300,988	110,770,084	111,264,137

RATIOS
Average loans to deposits (2)	70.96%	69.87%	69.09%
Return on total average assets	1.58	1.75	1.66
Return on average common equity (3)	13.64	15.85	15.58
Non-interest income to total revenue	37.34	38.54	38.29
Efficiency ratio (4)	58.76	54.53	58.21
Net yield on interest earning assets	3.52	3.58	3.37

EQUITY SUMMARY
Cash dividends per common share	$.260	$.224	$.224
Cash dividends on common stock	$28,858	$24,997	$25,106
Cash dividends on preferred stock	$2,250	$2,250	$2,250
Book value per common share (5)	$26.18	$25.13	$22.88
Market value per common share (5)	$58.06	$56.37	$57.06
High market value per common share	$64.02	$64.70	$58.93
Low market value per common share	$55.62	$53.40	$52.24
Common shares outstanding (5)	110,696,250	111,331,350	111,948,372
Tangible common equity to tangible assets (6)	11.06%	10.45%	9.88%
Tier I leverage ratio	11.67%	11.52%	10.84%

OTHER QTD INFORMATION
Number of bank/ATM locations	319	320	325
Full-time equivalent employees	4,841	4,795	4,799

(1)	Excludes allowance for loan losses and unrealized gains/(losses) on available for sale debt securities.

(2)	Includes loans held for sale.

(3)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(4)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(5)	As of period end.

(6)
The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2018.

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
(Unaudited) (In thousands, except per share data)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Interest income	$227,865	$232,832	$224,751	$225,623	$205,995
Interest expense	24,377	20,612	16,997	14,664	13,103
Net interest income	203,488	212,220	207,754	210,959	192,892
Provision for loan losses	12,463	12,256	9,999	10,043	10,396
Net interest income after provision for loan losses	191,025	199,964	197,755	200,916	182,496
NON-INTEREST INCOME
Bank card transaction fees	39,644	44,481	42,427	43,215	41,453
Trust fees	37,256	37,466	37,400	37,036	36,062
Deposit account charges and other fees	23,018	23,887	23,755	23,893	22,982
Capital market fees	1,879	1,843	1,595	1,992	2,291
Consumer brokerage services	3,747	4,184	3,884	3,971	3,768
Loan fees and sales	3,309	3,053	3,579	3,229	2,862
Other	12,387	18,173	11,074	11,514	10,272
Total non-interest income	121,240	133,087	123,714	124,850	119,690
INVESTMENT SECURITIES GAINS (LOSSES), NET	(925)	(7,129)	4,306	(3,075)	5,410
NON-INTEREST EXPENSE
Salaries and employee benefits	122,128	120,517	116,194	115,589	115,894
Net occupancy	11,501	11,711	11,631	11,118	11,584
Equipment	4,471	4,508	4,592	4,594	4,431
Supplies and communication	5,162	5,095	5,103	5,126	5,313
Data processing and software	22,260	22,216	22,056	21,016	20,690
Marketing	5,900	5,602	4,999	5,142	4,805
Deposit insurance	1,710	1,796	3,167	3,126	3,457
Community service	803	480	580	656	729
Other	17,490	16,700	16,737	15,493	15,374
Total non-interest expense	191,425	188,625	185,059	181,860	182,277
Income before income taxes	119,915	137,297	140,716	140,831	125,319
Less income taxes	22,860	26,537	26,647	29,507	23,258
Net income	97,055	110,760	114,069	111,324	102,061
Less non-controlling interest expense (income)	(83)	1,108	1,493	994	1,077
Net income attributable to Commerce Bancshares, Inc.	97,138	109,652	112,576	110,330	100,984
Less preferred stock dividends	2,250	2,250	2,250	2,250	2,250
Net income available to common shareholders	$94,888	$107,402	$110,326	$108,080	$98,734
Net income per common share — basic	$.85	$.96	$.99	$.96	$.88
Net income per common share — diluted	$.85	$.96	$.98	$.96	$.88

OTHER INFORMATION
Return on total average assets	1.58%	1.75%	1.81%	1.80%	1.66%
Return on average common equity (1)	13.64	15.85	16.43	16.78	15.58
Efficiency ratio (2)	58.76	54.53	55.73	54.06	58.21
Effective tax rate	19.05	19.49	19.14	21.10	18.72
Net yield on interest earning assets	3.52	3.58	3.52	3.65	3.37
Tax equivalent net interest income	$207,104	$216,281	$211,368	$215,775	$196,638

(1)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(2)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	March 31, 2019	December 31, 2018	March 31, 2018
ASSETS
Loans
Business	$5,175,541	$5,106,427	$4,960,614
Real estate — construction and land	925,269	869,659	932,058
Real estate — business	2,859,614	2,875,788	2,724,584
Real estate — personal	2,125,087	2,127,083	2,069,012
Consumer	1,893,212	1,955,572	2,069,235
Revolving home equity	364,010	376,399	382,825
Consumer credit card	772,396	814,134	752,651
Overdrafts	5,593	15,236	2,382
Total loans	14,120,722	14,140,298	13,893,361
Allowance for loan losses	(160,682)	(159,932)	(159,532)
Net loans	13,960,040	13,980,366	13,733,829
Loans held for sale	20,085	20,694	16,435
Investment securities:
Available for sale debt securities	8,627,890	8,538,041	8,432,180
Trading debt securities	30,427	27,059	32,025
Equity securities	4,694	4,409	51,512
Other securities	129,504	129,157	108,320
Total investment securities	8,792,515	8,698,666	8,624,037
Federal funds sold and short-term securities purchased under agreements to resell	250	3,320	17,000
Long-term securities purchased under agreements to resell	700,000	700,000	700,000
Interest earning deposits with banks	166,077	689,876	134,697
Cash and due from banks	428,018	507,892	423,048
Premises and equipment — net	362,679	333,119	332,253
Goodwill	138,921	138,921	138,921
Other intangible assets — net	8,511	8,794	7,893
Other assets	456,375	382,194	483,129
Total assets	$25,033,471	$25,463,842	$24,611,242
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$6,298,724	$6,980,298	$6,953,430
Savings, interest checking and money market	11,799,346	11,685,239	11,828,138
Certificates of deposit of less than $100,000	599,289	586,091	615,401
Certificates of deposit of $100,000 and over	1,276,994	1,072,031	1,141,502
Total deposits	19,974,353	20,323,659	20,538,471
Federal funds purchased and securities sold under agreements to repurchase	1,722,751	1,956,389	1,132,329
Other borrowings	2,022	8,702	9,214
Other liabilities	291,132	237,943	225,500
Total liabilities	21,990,258	22,526,693	21,905,514
Stockholders’ equity:
Preferred stock	144,784	144,784	144,784
Common stock	559,432	559,432	535,407
Capital surplus	2,074,912	2,084,824	1,802,785
Retained earnings	307,193	241,163	325,390
Treasury stock	(60,547)	(34,236)	(15,681)
Accumulated other comprehensive income (loss)	11,981	(64,669)	(89,563)
Total stockholders’ equity	3,037,755	2,931,298	2,703,122
Non-controlling interest	5,458	5,851	2,606
Total equity	3,043,213	2,937,149	2,705,728
Total liabilities and equity	$25,033,471	$25,463,842	$24,611,242

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
ASSETS:
Loans:
Business	$5,084,920	$5,028,635	$4,926,063	$4,962,171	$4,934,621
Real estate — construction and land	907,062	953,166	992,045	971,854	951,930
Real estate — business	2,864,177	2,757,595	2,732,968	2,726,697	2,733,812
Real estate — personal	2,119,365	2,122,357	2,110,945	2,078,972	2,062,083
Consumer	1,929,202	1,962,401	1,984,643	2,025,585	2,072,168
Revolving home equity	370,962	374,216	373,819	378,366	392,727
Consumer credit card	781,167	788,353	774,512	754,199	757,692
Overdrafts	4,205	5,277	4,704	4,497	4,628
Total loans	14,061,060	13,992,000	13,899,699	13,902,341	13,909,661
Allowance for loan losses	(159,275)	(158,880)	(158,840)	(158,664)	(158,779)
Net loans	13,901,785	13,833,120	13,740,859	13,743,677	13,750,882
Loans held for sale	18,350	18,475	18,201	22,202	19,115
Investment securities:
U.S. government and federal agency obligations	909,466	923,545	923,557	923,183	916,655
Government-sponsored enterprise obligations	199,480	214,913	261,938	354,156	405,681
State and municipal obligations	1,283,349	1,361,079	1,375,768	1,394,766	1,513,243
Mortgage-backed securities	4,360,428	4,379,805	4,434,119	4,067,152	3,925,904
Asset-backed securities	1,525,623	1,518,706	1,427,041	1,407,300	1,469,488
Other debt securities	335,612	339,841	339,952	340,246	341,821
Unrealized loss on debt securities	(48,925)	(166,181)	(119,319)	(122,114)	(43,238)
Total available for sale debt securities	8,565,033	8,571,708	8,643,056	8,364,689	8,529,554
Trading debt securities	25,411	26,322	24,490	26,101	21,966
Equity securities	4,568	4,432	4,466	47,179	50,507
Other securities	130,057	127,634	120,206	108,563	100,993
Total investment securities	8,725,069	8,730,096	8,792,218	8,546,532	8,703,020
Federal funds sold and short-term securities purchased under agreements to resell	4,797	14,415	13,042	36,791	44,339
Long-term securities purchased under agreements to resell	700,000	699,999	685,869	700,000	700,000
Interest earning deposits with banks	316,660	352,942	298,632	353,607	273,977
Other assets	1,197,261	1,158,816	1,147,250	1,119,454	1,145,200
Total assets	$24,863,922	$24,807,863	$24,696,071	$24,522,263	$24,636,533

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$6,324,738	$6,666,715	$6,677,665	$6,749,104	$6,824,700
Savings	896,378	870,844	877,347	881,045	838,900
Interest checking and money market	10,762,550	10,840,048	10,839,310	10,850,123	10,737,829
Certificates of deposit of less than $100,000	590,200	584,828	593,936	609,011	625,319
Certificates of deposit of $100,000 and over	1,267,517	1,090,546	1,100,299	1,134,900	1,134,194
Total deposits	19,841,383	20,052,981	20,088,557	20,224,183	20,160,942
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,771,534	1,655,997	1,499,837	1,339,278	1,560,573
Other borrowings	1,248	1,335	1,833	1,913	1,913
Total borrowings	1,772,782	1,657,332	1,501,670	1,341,191	1,562,486
Other liabilities	284,018	264,449	296,884	229,080	198,398
Total liabilities	21,898,183	21,974,762	21,887,111	21,794,454	21,921,826
Equity	2,965,739	2,833,101	2,808,960	2,727,809	2,714,707
Total liabilities and equity	$24,863,922	$24,807,863	$24,696,071	$24,522,263	$24,636,533

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
ASSETS:
Loans:
Business (1)	4.07%	3.93%	3.80%	3.69%	3.48%
Real estate — construction and land	5.73	5.47	5.21	5.06	4.69
Real estate — business	4.61	4.53	4.35	4.22	4.06
Real estate — personal	4.00	3.87	3.83	3.84	3.80
Consumer	4.73	4.62	4.46	4.39	4.25
Revolving home equity	5.17	4.98	4.72	4.51	4.25
Consumer credit card	12.18	11.91	11.99	12.05	12.06
Overdrafts	—	—	—	—	—
Total loans	4.85	4.72	4.59	4.49	4.33
Loans held for sale	7.38	6.59	6.87	6.72	6.45
Investment securities:
U.S. government and federal agency obligations	.78	1.90	2.23	3.18	2.12
Government-sponsored enterprise obligations	2.35	2.24	2.10	1.88	1.84
State and municipal obligations (1)	3.19	3.06	2.98	3.06	3.06
Mortgage-backed securities	2.76	2.75	2.65	2.60	2.62
Asset-backed securities	2.70	2.55	2.42	2.32	2.11
Other debt securities	2.69	2.60	2.59	2.63	2.65
Total available for sale debt securities	2.59	2.65	2.60	2.66	2.52
Trading debt securities (1)	3.24	3.21	3.13	3.15	2.73
Equity securities (1)	37.55	39.92	32.69	89.68	3.64
Other securities (1)	5.73	15.51	13.00	6.68	6.73
Total investment securities	2.66	2.86	2.76	3.19	2.58
Federal funds sold and short-term securities purchased under agreements to resell	2.79	2.56	2.10	1.93	1.65
Long-term securities purchased under agreements to resell	2.18	2.31	2.26	2.17	2.38
Interest earning deposits with banks	2.42	2.28	1.96	1.80	1.69
Total interest earning assets	3.93	3.92	3.80	3.90	3.59

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.11	.11	.11	.11	.12
Interest checking and money market	.35	.30	.26	.23	.20
Certificates of deposit of less than $100,000.87		.70	.56	.46	.43
Certificates of deposit of $100,000 and over	1.92	1.61	1.41	1.23	1.02
Total interest bearing deposits	.51	.41	.35	.32	.28
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1.72	1.60	1.33	1.18	1.04
Other borrowings	1.62	2.67	2.60	2.52	2.54
Total borrowings	1.72	1.60	1.33	1.19	1.04
Total interest bearing liabilities	.65%	.54%	.45%	.40%	.36%

Net yield on interest earning assets	3.52%	3.58%	3.52%	3.65%	3.37%
(1) Stated on a tax equivalent basis using a federal income tax rate of 21%.

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended
(Unaudited) (In thousands, except per share data)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$159,932	$159,732	$159,532	$159,532	$159,532
Provision for losses	12,463	12,256	9,999	10,043	10,396
Net charge-offs (recoveries):
Commercial portfolio:
Business	447	1,748	332	36	(14)
Real estate — construction and land	(16)	(183)	(119)	(297)	(36)
Real estate — business	(37)	(91)	(42)	(40)	(205)
	394	1,474	171	(301)	(255)
Personal banking portfolio:
Consumer credit card	8,958	7,421	7,340	8,251	7,566
Consumer	1,924	2,805	2,091	1,862	2,528
Overdraft	317	500	351	326	444
Real estate — personal	101	(144)	(153)	(95)	57
Revolving home equity	19	—	(1)	—	56
	11,319	10,582	9,628	10,344	10,651
Total net loan charge-offs	11,713	12,056	9,799	10,043	10,396
Balance at end of period	$160,682	$159,932	$159,732	$159,532	$159,532

NET CHARGE-OFF RATIOS*
Commercial portfolio:
Business	.04%	.14%	.03%	—%	—%
Real estate — construction and land	(.01)	(.08)	(.05)	(.12)	(.02)
Real estate — business	(.01)	(.01)	(.01)	(.01)	(.03)
	.02	.07	.01	(.01)	(.01)
Personal banking portfolio:
Consumer credit card	4.65	3.73	3.76	4.39	4.05
Consumer	.40	.57	.42	.37	.49
Overdraft	30.57	37.59	29.60	29.08	38.91
Real estate — personal	.02	(.03)	(.03)	(.02)	.01
Revolving home equity	.02	—	—	—	.06
	.88	.80	.73	.79	.82
Total	.34%	.34%	.28%	.29%	.30%

CREDIT QUALITY RATIOS
Non-performing assets to total loans	.09%	.10%	.07%	.08%	.08%
Non-performing assets to total assets	.05	.05	.04	.04	.05
Allowance for loan losses to total loans	1.14	1.13	1.14	1.14	1.15

NON-PERFORMING ASSETS
Non-accrual loans:
Business	$8,569	$8,985	$5,131	$5,114	$5,557
Real estate — construction and land	4	4	4	5	5
Real estate — business	1,746	1,715	1,467	2,465	2,546
Real estate — personal	1,848	1,832	1,767	1,888	2,169
Total	12,167	12,536	8,369	9,472	10,277
Foreclosed real estate	737	1,413	1,181	1,039	1,300
Total non-performing assets	$12,904	$13,949	$9,550	$10,511	$11,577
Loans past due 90 days and still accruing interest	$16,655	$16,658	$13,991	$13,453	$14,928
*as a percentage of average loans (excluding loans held for sale)

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2019

For the quarter ended March 31, 2019, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $97.1 million, compared to $109.7 million in the previous quarter and $101.0 million in the same quarter last year. The decrease in net income from the previous quarter was the result of lower net interest income and non-interest income and higher non-interest expense, partly offset by lower securities losses. Excluding inflation income on the Company’s inflation protected securities (TIPs) and certain non-recurring interest income received last quarter, the net interest margin grew five basis points to 3.55%, mainly due to higher loan rates, while funding costs rose modestly. Non-interest income declined $11.8 million this quarter, but the prior quarter included net branch gains of $7.7 million. Average loans increased $68.9 million this quarter over the previous quarter, while average deposits decreased $211.6 million. For the quarter, the return on average assets was 1.58%, the return on average common equity was 13.6%, and the efficiency ratio was 58.8%.

Balance Sheet Review
During the 1st quarter of 2019, average loans totaled $14.1 billion, an increase of $68.9 million over the prior quarter, and grew $150.6 million, or 1.1%, over the same period last year. Period-end loans, however, declined slightly from the prior quarter. Compared to the previous quarter, average business real estate and business loans grew $106.6 million, and $56.3 million, respectively. This growth was partly offset by declines in average construction (decline of $46.1 million) and auto (decline of $24.3 million) lending activities. Growth in business loans was the result of increased leasing activities, new commercial and industrial lending and seasonal agribusiness borrowings, but other seasonal loan paydowns partly offset this growth. Business real estate loans continued to grow from new lending in a number of our markets. The decline in construction loans resulted mainly from paydowns on completed projects, partly offset by additional loan draws on existing projects. The decline in auto loans of $24.3 million mainly resulted from paydowns on existing loan balances, which exceeded new loan originations. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $45.6 million, compared to $49.7 million in the prior quarter.

Total average available for sale debt securities decreased $6.7 million from the previous quarter to $8.6 billion, at fair value. The decrease in investment securities was mainly the result of lower municipal, mortgage-backed, U.S. government and federal agency, and government-sponsored enterprise obligation securities. Purchases of securities during the quarter totaled $406.5 million, and sales, maturities and pay downs were $404.6 million. At March 31, 2019, the duration of the investment portfolio was 2.9 years, and maturities and pay downs of approximately $1.0 billion are expected to occur during the next 12 months.

Total average deposits decreased $211.6 million this quarter compared to the previous quarter. The decrease in average deposits resulted mainly from lower balances of business demand deposits (decline of $457.8 million), and money market accounts (decline of $282.7 million). These declines were partly offset by increases in interest checking deposits, certificates of deposit, government demand deposits, personal demand deposits, and savings deposits of $205.2 million, $182.3 million, $64.1 million, $55.0 million, and $25.5 million, respectively. Compared to the previous quarter, total average consumer and wealth (including private banking) deposits increased $127.9 million and $31.4 million, respectively, while average commercial banking deposits declined $274.1 million. The average loans to deposits ratio was 71.0% in the current quarter and 69.9% in the prior quarter. The Company’s average borrowings, which includes customer repurchase agreements, were $1.8 billion in the 1st quarter of 2019, an increase of $115.5 million over the prior quarter’s balance.

Net Interest Income
Net interest income in the 1st quarter of 2019 amounted to $203.5 million compared to $212.2 million in the previous quarter, a decrease of $8.7 million. On a tax equivalent basis, net interest income for the current quarter decreased $9.2 million from the previous quarter to $207.1 million. The decline in net interest income was partly due to fewer days in the quarter but also included non-recurring dividends and interest of $3.1 million from the Company’s private equity investments in the prior quarter. Additionally, inflation income on the Company’s TIPs declined $3.5 million this quarter. Excluding these items, net interest income declined $2.4 million and the adjusted net yield on earning assets (tax equivalent) increased to 3.55%, compared to 3.50% in the prior quarter.

Compared to the previous quarter, interest income on loans (tax equivalent) increased $1.7 million as a result of higher overall loan yields coupled with growth in business real estate loan balances. The average tax-equivalent yield on the loan portfolio increased 13 basis points this quarter to 4.85%, compared to 4.72% in the previous quarter.

Interest income on investment securities (tax equivalent) decreased $6.6 million from the previous quarter, mainly due to the discrete interest and dividends received in the prior quarter, as noted above, coupled with lower inflation income on TIPs. A decline in the Consumer Price Index this quarter resulted in negative inflation income of $2.0 million. The adjustment to premium amortization on mortgage-backed securities for pre-payment speed changes was not material this quarter. The yield on total investment securities was 2.66% in the current quarter and 2.86% in the previous quarter.

Interest costs on deposits totaled 51 basis points in the 1st quarter of 2019, compared to 41 basis points in the prior quarter. Interest expense on deposits increased $2.9 million this quarter compared to the previous quarter mainly due to higher rates on money market and certificates of deposit (CD), coupled with growth in jumbo CD balances. Borrowing costs increased $829 thousand this quarter due to higher rates and balances of customer repurchase agreements. The overall rate paid on interest bearing liabilities was .65% in the current quarter, compared to .54% in the prior quarter.

Non-Interest Income
In the 1st quarter of 2019, total non-interest income amounted to $121.2 million, an increase of $1.6 million, or 1.3%, compared to the same period last year and decreased $11.8 million compared to the prior quarter. The prior quarter included net gains of $7.7 million from the disposition of several branch properties (included in other income). The increase in non-interest income over the same period last year was mainly due to growth in trust, cash sweep, and loan fee income, partly offset by lower net bank card fees.

Total net bank card fees in the current quarter decreased $1.8 million, or 4.4%, from the same period last year and decreased $4.8 million, or 10.9%, compared to the prior quarter. Net corporate card fees declined $1.3 million, or 5.4%, from the same

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2019

quarter last year mainly due to higher rewards and network expense. Net debit card fees declined $261 thousand, or 2.8%, due to lower interchange income. Overall net merchant income declined $287 thousand due to lower interchange fees and higher network expense, while net credit card fees increased slightly on higher interchange revenue. Total net bank card fees this quarter were comprised of fees on corporate card ($22.9 million), debit card ($9.1 million), merchant ($4.5 million) and credit card ($3.2 million) transactions.

In the current quarter, trust fees increased $1.2 million, or 3.3%, over the same period last year, resulting from growth in private client fee income. Compared to the same period last year, deposit account fees increased slightly due to growth in corporate cash management fees, offset by lower overdraft and deposit account fees.

During the 1st quarter of 2019, cash sweep fees grew 59% over the same period last year to $3.4 million, while capital market fees declined $412 thousand. Loan fees and sales increased $447 thousand, or 15.6%, over amounts recorded in the same quarter last year, mainly due to higher mortgage banking revenue. The Company’s deferred compensation plan assets are held in a trust and are recorded as both an asset and a liability. Fair value equity adjustments on these assets affecting both other income and other expense increased $1.4 million over the same quarter last year and $2.7 million over the previous quarter. Non-interest income comprised 37.3% of the Company’s total revenue this quarter.

Investment Securities Gains and Losses
The Company recorded net securities losses of $925 thousand in the current quarter, compared to losses of $7.1 million in the prior quarter and gains of $5.4 million in the 1st quarter of 2018. Net securities losses in the current quarter resulted mainly from unrealized fair value losses of $1.8 million on the Company’s private equity investment portfolio, partly offset by net gains of $694 thousand from sales of investment securities with a book value of $150.1 million.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $191.4 million, compared to $182.3 million in the same period last year and $188.6 million in the prior quarter. The increase in non-interest expense compared to the same period last year was mainly due to higher salaries and benefits, but included several non-recurring items, and reflected a core growth rate of 3.2%.

Compared to the 1st quarter of last year, salaries and benefits expense increased $6.2 million, or 5.4%. Salaries expense grew $5.0 million, mostly due to higher full-time salary costs. Benefits expense increased $1.2 million, or 5.8%, due to higher medical expense. Full-time equivalent employees totaled 4,841 and 4,799 at March 31, 2019 and 2018, respectively.

Marketing costs increased $1.1 million mainly due to increased marketing efforts for consumer deposit customers and healthcare banking initiatives. Data processing costs increased $1.6 million due to higher costs for service providers and software expense. However, deposit insurance expense declined $1.7 million due to reduced FDIC insurance rates. Additionally, costs for occupancy, supplies and communication, loan collection, and repossessed property declined a combined $984 thousand this quarter compared to the same period last year.

Income Taxes
The effective tax rate for the Company was 19.1% in the current quarter, 19.5% in the previous quarter, and 18.7% in the 1st quarter of 2018.

Credit Quality
Net loan charge-offs in the 1st quarter of 2019 amounted to $11.7 million, compared to $12.1 million in the prior quarter and $10.4 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .34% in both the current quarter and the previous quarter, and .30% in the 1st quarter of last year. During the 1st quarter of 2019, net loan charge-offs on commercial loans declined $1.1 million to $394 thousand, while net loan charge-offs on personal banking loans increased $737 thousand over the previous quarter to $11.3 million, mainly due to higher consumer credit card net losses.

In the 1st quarter of 2019, annualized net loan charge-offs on average consumer credit card loans were 4.65%, compared to 3.73% in the previous quarter, and 4.05% in the same quarter last year. Consumer loan net charge-offs were .40% of average consumer loans in the current quarter, .57% in the prior quarter and .49% in the same quarter last year. This quarter, the provision for loan losses totaled $12.5 million and exceeded net loan charge-offs by $750 thousand. At March 31, 2019, the allowance totaled $160.7 million, or 1.14% of total loans.

At March 31, 2019, total non-performing assets amounted to $12.9 million, a decrease of $1.0 million from the previous quarter. Non-performing assets are comprised of non-accrual loans and foreclosed real estate ($12.2 million and $737 thousand, respectively). At March 31, 2019, the balance of non-accrual loans, which represented .09% of loans outstanding, included business loans of $8.6 million, business real estate loans of $1.7 million, and personal real estate loans of $1.8 million. Loans more than 90 days past due and still accruing interest totaled $16.7 million at March 31, 2019.

Other
During the 1st quarter of 2019, the Company paid a cash dividend of $.26 per common share, representing a 16.1% increase over the same period last year. The Company also paid an annualized 6% cash dividend on its preferred stock. The Company purchased 647,054 shares of treasury stock during the current quarter at an average price of $61.35.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.